Exhibit 99.2

SunEdison, Inc.

Summary of Proposed Budget Update (NDA Version) delivered August 18, 2016 in connection with the DIP Credit Agreement

Reference is made to the Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of April 26, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “DIP Credit Agreement”; capitalized terms used but not defined herein have the meanings assigned thereto in the DIP Credit Agreement), among SunEdison, Inc., a debtor and debtor-in-possession (the “Borrower,” and together with its subsidiaries and affiliates, “SunEdison”), Deutsche Bank AG New York Branch, as the Administrative Agent, and the Lenders and other Persons party thereto from time to time.

DISCLAIMER AND FORWARD-LOOKING STATEMENTS

With the exception of historical information, the matters disclosed in the Budget Proposal are forward-looking statements. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that could cause SunEdison’s actual results to differ materially from those anticipated in the forward-looking statements include, among other things: (i) SunEdison’s failure to achieve projected cash flows; (ii) greater than expected funding needs; (iii) greater than expected cuts to cash inflows under a controlled wind-down scenario; (iv) SunEdison’s failure to enter into asset sale transactions at the prices and on the terms contemplated by the Budget Proposal or at all; (v) SunEdison’s failure to obtain bankruptcy approval for transactions or other matters; (vi) SunEdison’s ability to retain key management and employees; (vii) adverse action taken by contract counterparties and/or key vendors; (viii) adverse litigation outcomes; (ix) adverse action taken by local regulatory bodies or institutions; (x) SunEdison’s inability to achieve success in core business units and markets; (xi) SunEdison’s inability to obtain the desired rulings or results on the projected timelines; (xii) negative events affecting the value of TerraForm Power, Inc. and/or TerraForm Global, Inc.; (xiii) the ability of SunEdison to develop, prosecute, confirm and consummate a Chapter 11 plan of reorganization; (xiv) the potential adverse effect of the Chapter 11 filing on SunEdison’s liquidity and operations and the risks associated with operating businesses under Chapter 11 protection; (xv) the ability of SunEdison to comply with the terms of the DIP Credit Agreement; (xvi) SunEdison’s ability to obtain additional financing; (xvii) customer response to the Chapter 11 filing; and (xviii) the risk factors or uncertainties listed from time to time in SunEdison’s filings with the Securities and Exchange Commission and with the U.S. Bankruptcy Court in connection with the company’s Chapter 11 filing. Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected. The information contained in the Budget Proposal does not purport to imply a value to SunEdison under either a going concern or controlled wind-down scenario.

No audit or review, including by SunEdison, has been undertaken by an independent third party of this financial information and data contained, presented or referred to in this presentation. No representations or warranties, express or implied, are made as to the accuracy or reasonableness of such assumptions and projections that have been based thereon.

Forward-looking statements speak only as of the date of this Budget Proposal. SunEdison undertakes no obligation to provide any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

Non-GAAP Financial Measures

Certain financial measures included in this Budget Proposal are supplemental measures of the Company’s performance and are not U.S. generally accepted accounting principles (“GAAP”) measures.

13 Week Budget

As of August 18, 2016

Date	19-Aug	26-Aug	2-Sep	9-Sep	16-Sep	23-Sep	30-Sep	7-Oct	14-Oct	21-Oct	28-Oct	4-Nov	11-Nov	Total 13 week
Total cash receipts	13	6	8	42	91	3	72	26	4	1	4	56	4	331
Total cash disbursements	(20)	(21)	(18)	(14)	(73)	(5)	(36)	(9)	(10)	(4)	(11)	(16)	(14)	(251)
Chapter 11 impacts	(24)	(0)	8	(18)	(17)	(3)	(20)	(1)	(18)	(1)	(7)	(12)	(12)	(126)

Net cash flow	(30)	(15)	(2)	11	1	(5)	16	17	(25)	(4)	(14)	27	(22)	(45)
BOP cash balance	84	54	39	38	48	49	44	60	77	52	47	33	61	84
Net cash flow	(30)	(15)	(2)	11	1	(5)	16	17	(25)	(4)	(14)	27	(22)	(45)

EOP cash balance	54	39	38	48	49	44	60	77	52	47	33	61	39	39
Notes
Cash balances include amounts deposited in LatAm region that are currently unavailable for use in other regions, as well as asset sale proceeds deposited in any DIP Facilities Blocked Accounts

Total cash (free + DIP Facilities Blocked Account) balance	150	125	103	103	92	87	118	130	105	101	87	114	92

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